Exhibit 10.1

Phase Forward Incorporated

Amended and Restated Summary of Cash and Equity Compensation Practices for Non-Employee Directors

(Effective January 2, 2010)

Cash Compensation:

Annual retainer for Board membership(1)	$30,000
Annual retainer for lead independent director	12,000

Audit and Finance Committee(2)
Annual retainer for committee membership	12,000
Additional retainer for committee chair	8,000

Management Development and Compensation Committee(3)	7,000
Annual retainer for committee membership	8,000
Additional retainer for committee chair

Governance, Nominating and Compliance Committee(3)
Annual retainer for committee membership	7,000
Additional retainer for committee chair	4,000

(1) Annual retainer for Board service covers four regular Board meetings and one special budget meeting.

(2) Annual retainers for Audit and Finance Committee service cover six regular meetings of the committee.

(3) Annual retainers for Management Development and Compensation Committee service and Governance, Nominating and Compliance Committee service cover four regular meetings of each committee.

For additional meetings not included in the annual retainers listed above, the following fees apply:

Board Meeting Fees (per meeting)	$1,000/in person; $500/telephone
Committee Meeting Fees (per meeting)	$1,000/in person; $500/telephone

Equity Compensation

Upon the initial election to the Board of Directors, each non-employee member would receive a one-time grant of $150,000 worth of restricted stock units under our 2004 Stock Option and Incentive Plan 9”the “2004 Plan”).

All non-employee members of our Board are eligible to receive an annual grant of $75,000 worth of restricted stock units under the 2004 Plan.

All restricted stock unit awards granted to non-employee Board members vest as follows: 50% on second anniversary of the grant and an additional 25% on each of the third and fourth anniversary of the date of grant. In the event of a change in control, all restricted stock unit awards granted to our non-employee Board members would vest in full upon such change in control.

In addition to the cash and equity compensation described above, all members of our Board will be reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors.